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                                                                [CITIGROUP LOGO]

For Immediate Release
Citigroup Inc. (NYSE symbol: C)
December 1, 2005


             Citigroup Completes Sale of Asset Management Business


New York - Citigroup today announced it has completed the sale of its Asset Management business to Legg Mason, Inc. (NYSE: LM), in exchange for Legg Mason's broker-dealer business and other consideration. The sale will result in a fourth quarter gain of approximately $2.1 billion after-tax subject to post-closing adjustments, and reflects the November 30 closing price of the Legg Mason stock that was received as part of the consideration.

Citigroup also announced that, simultaneous with the closing of its transaction with Legg Mason, it had completed the previously announced sale of Legg Mason's capital markets business to Stifel Financial Corp. (NYSE: SF).

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Citigroup (NYSE: C), the leading global financial services company, has some 200 million customer accounts and does business in more than 100 countries, providing consumers, corporations, governments and institutions with a broad range of financial products and services, including consumer banking and credit, corporate and investment banking, securities brokerage, and wealth management. Major brand names under Citigroup's trademark red umbrella include Citibank, CitiFinancial, Primerica, Smith Barney and Banamex. Additional information may be found at www.citigroup.com


Media Contacts:                Leah Johnson               (212) 559-9446
                               Shannon Bell               (212) 793-6206

Investors:                     Arthur Tildesley           (212) 559-2718
Fixed Income Investors:        John Randel                (212) 559-5091